EXHIBIT 16.1

December 1, 2016

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, D.C. 20549

We have read the statements of Stony Hill Corp pertaining to our firm included under Item 4.01 of Form 8-K dated on or about December 1, 2016 and agree with such statements as they pertain to our firm.

Sincerely,

/s/ Sadler, Gibb & Associates, LLC